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                                                                              EXHIBIT  12.1




                                TOYOTA MOTOR CREDIT CORPORATION

                      CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES<F1>


                                                 Three Months Ended           Six Months Ended
                                                      March 31,                   March 31,
                                                 ------------------          ------------------
                                                 1995          1994          1995          1994
                                                 ----          ----          ----          ----
                                                              (Dollars in Millions)

Consolidated income
   before income taxes......................     $ 75          $ 75          $148          $151
                                                 ----          ----          ----          ----
Fixed charges:
   Interest.................................      175           112           336           222
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third)............................        1             1             2             2
                                                 ----          ----          ----          ----

Total fixed charges.........................      176           113           338           224
                                                 ----          ----          ----          ----
Earnings available
   for fixed charges........................     $251          $188          $486          $375
                                                 ====          ====          ====          ====

Ratio of earnings to
   fixed charges<F2>........................     1.43          1.66          1.44          1.67
                                                 ====          ====          ====          ====

- -----------------

<F1>      TMCC  did  not  receive  any  financial  support  from  TMS  during  the three   months or six
          months ended March 31, 1995 and 1994.

<F2>      In  March  1987,   TMCC  guaranteed  payments  of  principal  and   interest  on $58 million
          principal  amount  of   bonds  issued  in  connection  with  the  Kentucky  manufacturing facility of  an  affiliate.  As  of  March 31, 1995,  TMCC  has  not  incurred any fixed charges in
          connection   with  such  guarantee  and  no  amount  is  included  in   any ratio of earnings to
          fixed charges.

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